Exhibit 99.2

EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET FOR SHARES OF

COMMON STOCK OF FORTIVE CORPORATION

I/we, the undersigned, surrender to you for exchange the share(s) of Fortive Corporation (“Fortive”) common stock, par value $0.01 per share (“Fortive common stock”), identified below. I/we certify that I/we have complied with all requirements as stated in the instructions included herein, am/are the registered holder(s) of the share(s) of Fortive common stock represented by the enclosed certificate(s) or book-entry identified above and have full authority to surrender these certificate(s) or book-entry, give the instructions in the Letter of Transmittal and warrant that the share(s) represented by these certificate(s) or book-entry are free and clear of all liens, restrictions, adverse claims and encumbrances. I/we acknowledge that, following the consummation of the exchange offer, McHale Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Altra Industrial Motion Corp. (“Altra”), will be merged with and into Stevens Holding Company, Inc., a Delaware corporation and subsidiary of Fortive (“Newco”), whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company (the “Merger”). In the Merger, each outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock of Altra (“Altra common stock”) equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding as of immediately prior to the effective time of the Merger. In addition, Newco will authorize the issuance of a number of shares of Newco common stock such that the total number of shares of Newco common stock outstanding immediately prior to the Merger will be that number that results in the exchange ratio in the Merger equaling one. As a result, each share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub) will be converted into one share of Altra common stock in the Merger. I/we further acknowledge that I/we will not receive shares of Newco common stock, but will only receive shares of Altra common stock after the Merger. Shares of Altra common stock will be distributed to tendering stockholders by Computershare Trust Company, N.A. (the “transfer agent” and “exchange offer agent”).

As specified in the Prospectus dated                , 2018 (the “Prospectus”), fractional shares of Altra common stock will not be delivered to tendering stockholders. In lieu of any fractional shares, the holders of shares of Newco common stock will receive a cash amount, without interest, as determined by the formula set forth in the section of the Prospectus entitled “The Exchange Offer—Terms of this Exchange Offer.” Fractional shares of Altra common stock allocable to any holders of shares of Newco common stock will be aggregated. The undersigned instructs Fortive, the exchange offer agent and transfer agent to issue a check for fractional shares and to mail by first-class mail, postage prepaid, to the undersigned at the address indicated in the records maintained by or on behalf of Fortive unless otherwise indicated in “Special Delivery Instructions.” Capitalized terms used but not defined herein will have the meaning ascribed to them in the Prospectus.

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

IMPORTANT—PLEASE READ THESE INSTRUCTIONS CAREFULLY BEFORE

COMPLETING THE LETTER OF TRANSMITTAL

Reference is made to the Prospectus and the Letter of Transmittal and this Exchange and Transmittal Information Booklet, which, together with any amendments or supplements thereto or hereto, constitute the offer by Fortive to exchange all shares of Newco common stock that are owned by Fortive for shares of Fortive common stock that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth herein and in the Prospectus. Following consummation of the exchange offer, Merger Sub will be merged with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of Altra. In the Merger, each outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Altra common stock equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding as of immediately prior to the effective time of the Merger. In addition, Newco will authorize the issuance of a number of shares of Newco common stock such that the total number of shares of Newco common stock outstanding immediately prior to the Merger will be that number that results in the exchange ratio in the Merger equaling one. As a result, each share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub) will be converted into one share of Altra common stock in the Merger. Newco common stock will not be transferred to participants in the exchange offer; such participants will instead receive shares of Altra common stock in the Merger. As a result, you will not be able to trade shares of Newco common stock before they convert into shares of Altra common stock in the Merger. In addition, there can be no assurance that shares of Altra common stock, when issued in the Merger, will trade at the same prices as shares of Altra common stock trade prior to the Merger.

Although Fortive has mailed the Prospectus to the extent required by U.S. law, including to stockholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Fortive common stock, shares of Altra common stock or shares of Newco common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Fortive, Altra or Newco has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Fortive common stock, Altra common stock or Newco common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Fortive common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Fortive, Altra or Newco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Fortive common stock, Altra common stock or Newco common stock that may apply in their home countries. None of Fortive, Altra or Newco can provide any assurance about whether such limitations may exist.

The exchange offer and withdrawal rights will expire at 8:00 a.m., New York City time, on                , 2018, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on                 , 2018 or any later date to which this exchange offer is extended, is referred to in this document as the “expiration date.” Shares tendered pursuant to the exchange offer may be withdrawn at any time prior to expiration of this exchange offer.

PLEASE SEE THE SECTION IN THE PROSPECTUS ENTITLED “THE EXCHANGE OFFER” FOR ADDITIONAL INFORMATION AND DETAIL CONCERNING THE EXCHANGE OFFER AND THE PROCEDURES FOR TENDERING YOUR SHARES OF FORTIVE COMMON STOCK.

Exchange of Shares of Fortive Common Stock—General Information

Appointment of the Fortive Designees as Attorneys-in-Fact and Proxy

By executing the Letter of Transmittal, you irrevocably appoint Fortive’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Fortive common stock tendered and accepted for exchange by Fortive and with respect to any and all other shares of Fortive common stock and other securities issued or issuable in respect of such tendered and accepted shares of Fortive common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that Fortive deposits the shares of Newco common stock exchangeable for the shares of Fortive common stock that you have tendered with the exchange offer agent for shares of Newco common stock. All such proxies shall be considered coupled with an interest in the tendered shares of Fortive common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given with respect to such shares will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Fortive’s designees will, with respect to the shares of Fortive common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Fortive reserves the right to require that, in order for shares of Fortive common stock to be deemed validly tendered, immediately upon Fortive’s acceptance for exchange of those shares of Fortive common stock, Fortive must be able to exercise full voting rights with respect to such shares.

Shares of Fortive Common Stock Deemed Accepted for Exchange Upon Notice by Fortive to the Exchange Offer Agent

For purposes of this exchange offer, Fortive will be deemed to have accepted for exchange, and thereby exchanged, Fortive common stock validly tendered and not properly withdrawn if and when Fortive notifies the exchange offer agent of its acceptance of the tenders of those shares of Fortive common stock pursuant to this exchange offer.

Upon the consummation of this exchange offer, Fortive will irrevocably deliver to the exchange offer agent a book entry authorization representing all of the shares of Newco common stock being exchanged in this exchange offer, with irrevocable instructions to hold the shares of Newco common stock as agent for holders of shares of Fortive common stock validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, Fortive stockholders whose shares of Fortive common stock remain outstanding after the consummation of the exchange offer (as described in the Prospectus under “The Exchange Offer—Distribution of Shares of Newco Common Stock Remaining After this Exchange Offer”). Altra will deposit with the transfer agent for the benefit of persons who received shares of Newco common stock in this exchange offer (or in the pro rata distribution, if applicable) book-entry authorizations representing shares of Altra common stock, with irrevocable instructions to hold the shares of Altra common stock as agent for the holders of shares of Newco common stock.

Upon surrender of the documents required by the exchange offer agent, duly executed, each former holder of shares of Newco common stock will receive from the merger exchange agent in exchange therefor shares of Altra common stock and/or cash in lieu of fractional shares of Altra common stock, as the case may be. You will not receive any interest on any cash paid to you in lieu of fractional shares of Altra common stock, even if there is a delay in making the payment.

Accordingly, shares of Newco common stock will not be transferred to participants in the exchange offer; as a participant, you will instead receive shares of Altra common stock in the Merger (or cash in lieu of fractional shares).

Fortive Will Determine the Validity of Any Tender

Fortive will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Fortive common stock, in Fortive’s sole discretion, and its determination will be final and binding. Fortive reserves the absolute right to reject any and all tenders of Fortive common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. In the event a stockholder disagrees with such determination, he or she may seek to challenge such determination in a court of competent jurisdiction. Fortive also reserves the absolute right to waive any of the conditions of this exchange offer, or any defect or irregularity in the tender of any shares of Fortive common stock. No tender of shares of Fortive common stock is valid until all defects and irregularities in tenders of shares of Fortive common stock have been cured or waived. Neither Fortive nor the exchange offer agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of Fortive common stock or will incur any liability for failure to give any such notification. Fortive’s interpretation of the terms and conditions of this exchange offer (including the Letter of Transmittal and the instructions herein) will be final and binding.

Return of Shares of Fortive Common Stock if Tender Not Accepted

If Fortive does not accept for exchange any tendered shares of Fortive common stock for any reason pursuant to the terms and conditions of this exchange offer, the exchange offer agent (a) in the case of shares of Fortive common stock held in certificated form, will return certificates representing such shares without expense to the tendering stockholder and (b) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “The Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” such shares will be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of this exchange offer.

Effect of Tenders

A tender of Fortive common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this exchange offer as well as your representation and warranty to Fortive that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of Fortive common stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, Fortive will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, and (3) you own the shares being tendered within the meaning of Rule 14e–4 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

Any Fortive stockholder who validly tenders (and does not properly withdraw) shares of Fortive common stock for shares of Newco common stock in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Newco common stock distributed on a pro rata basis to Fortive stockholders in the event the exchange offer is not fully subscribed.

It is a violation of Rule 14e–4 under the Exchange Act for a person, directly or indirectly, to tender shares of Fortive common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of Fortive common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of Fortive common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of the Prospectus. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Potential Limitation on Number of Shares of Fortive Common Stock Received

If, upon the expiration of this exchange offer, Fortive stockholders have validly tendered and not properly withdrawn more shares of Fortive common stock than Fortive is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Newco common stock owned by Fortive), Fortive will accept for exchange the Fortive common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of Fortive common stock to be accepted bears to the total number of shares of Fortive common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of Fortive common stock), and subject to any adjustment necessary to ensure the exchange of all shares of Newco common stock being offered by Fortive in this exchange offer, except for tenders of odd–lots, as described below.

Except as otherwise provided in the Prospectus in the section entitled “The Exchange Offer—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Fortive Common Stock,” beneficial holders (other than plan participants in the Fortive Corporation & Subsidiaries Savings Plan, the Fortive Corporation & Subsidiaries Retirement & Savings Plan or the Fortive Corporation & Subsidiaries Puerto Rico Savings Plan) of fewer than 100 shares of Fortive common stock who validly tender all of their shares will not be subject to proration if this exchange offer is oversubscribed. Beneficial holders of 100 or more shares of Fortive common stock are not eligible for this preference.

Binding Agreement

The tender of shares of Fortive common stock pursuant to any of the procedures described in the Letter of Transmittal, this Exchange and Transmittal Booklet and the Prospectus, together with Fortive’s acceptance for exchange of such shares pursuant to such procedures, will constitute a binding agreement between Fortive and you upon the terms of, and subject to, the conditions to the exchange offer.

Procedures for Tendering

The exchange of Fortive common stock tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange offer agent of (a) (i) certificates representing all physically tendered shares of Fortive common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Fortive common stock in the exchange offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for shares of Fortive common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

The method of delivery of share certificates of Fortive common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange offer agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Certificates representing shares of Newco common stock will not be issued to holders of shares of Fortive common stock pursuant to this exchange offer. Rather than issuing certificates representing such shares of Newco common stock to tendering holders of shares of Fortive common stock, the exchange offer agent will cause shares of Newco common stock to be credited to records maintained by the exchange offer agent for the benefit of the respective holders. Pursuant to the transactions described in the Prospectus, following the consummation of the exchange offer, each share of Newco common stock will be converted in the Merger into the right to receive Altra common stock and cash in lieu of fractional shares of Altra common stock.

Shares of Fortive Common Stock Held in Certificated Form and/or Book-Entry

If you hold certificates representing shares of Fortive common stock, or if your shares of Fortive common stock are held in book-entry via the Direct Registration System (“DRS”), you must deliver to the exchange offer agent the Letter of Transmittal, properly completed and duly executed, along with any required signature guarantees and any other required documents. If you hold certificates representing shares of Fortive common stock, you must also deliver to the exchange offer agent the certificates representing the shares of Fortive common stock tendered. The exchange offer agent’s address is listed on the last page of this Exchange and Transmittal Information Booklet. Since certificates are not issued for DRS shares, you do not need to deliver any certificates representing those shares to the exchange offer agent.

Shares of Fortive Common Stock Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of Fortive common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of Fortive common stock in this exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use the Letter of Transmittal to direct the tender of your Fortive common stock. If that institution holds shares of Fortive common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange offer agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange offer agent receives an agent’s message from The Depository Trust Company confirming the book–entry transfer of your Fortive common stock. A tender by book–entry transfer will be completed upon receipt by the exchange offer agent of an agent’s message, book–entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange offer agent and forming a part of a book–entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of Fortive common stock which are the subject of the book–entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including these instructions) and that Fortive may enforce that agreement against the participant.

The exchange offer agent will establish an account with respect to the shares of Fortive common stock at The Depository Trust Company for purposes of this exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book–entry delivery of shares of Fortive common stock by causing The Depository Trust Company to transfer such shares into the exchange offer agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange offer agent.

Shares Held in the Fortive Stock Fund through the Fortive Corporation Retirement Savings Plan or the Fortive Corporation Union Retirement Savings Plan

If you hold shares of Fortive common stock in your account under the Fortive Corporation Retirement Savings Plan or the Fortive Corporation Union Retirement Savings Plan, you can elect to either keep your shares of Fortive common stock or exchange some or all of your shares of Fortive common stock for shares of Newco common stock. You will receive instructions from the applicable plan record keeper via letter or email informing you how to make an election and the deadline for making an election. If you do not make an active election during the exchange offer period, none of the shares of Fortive common stock in your account will be exchanged for shares of Newco common stock.

If the offer to exchange shares of Fortive common stock for shares of Newco common stock is oversubscribed, the number of shares of Fortive common stock that you elect to exchange will be reduced on a pro rata basis. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described in the Prospectus under “The Exchange Offer—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Fortive Common Stock.” Please contact the phone number in the letter or email you receive from the applicable plan record keeper to speak with a customer service associate if you have not yet received instructions from the plan record keeper.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of Fortive common stock are tendered either (1) by a registered stockholder who has not completed the box entitled “Special Issuance Instructions” on the Letter of Transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of Fortive common stock are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

If this Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Depositary of the authority of such person so to act must be submitted as well as obtain a medallion guarantee stamp as outlined above.

Withdrawal Rights

Shares of Fortive common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date and, unless Fortive has previously accepted such shares pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer. Once Fortive accepts Fortive common stock pursuant to this exchange offer, your tender is irrevocable.

For a withdrawal of shares of Fortive common stock to be effective, the exchange offer agent must receive from you a timely written notice of withdrawal, in the form made available to you, at one of its addresses or the e-mail set forth on the back cover of the Prospectus, and your notice must include your name and the number of shares of Fortive common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange offer agent, the name of the registered holder and the certificate numbers of the particular certificates evidencing the shares of Fortive common stock must also be furnished to the exchange offer agent, as stated above, prior to the physical release of the certificates. If shares of Fortive common stock have been tendered pursuant to the procedures for book-entry tender discussed in the Prospectus in the section entitled “The Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

Fortive will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding. Notwithstanding the foregoing, Fortive stockholders may challenge any such determination in a court of competent jurisdiction. Neither Fortive nor the exchange offer agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of Fortive common stock properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, you may re–tender withdrawn Fortive common stock by following one of the procedures discussed in the Prospectus in the section entitled “The Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering” at any time prior to the expiration of this exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under this exchange offer is irrevocable.

Guaranteed Delivery Procedures

If you wish to tender shares of Fortive common stock pursuant to this exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the shares or other required documents to the exchange offer agent on or before the expiration date of this exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your Fortive common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the expiration date, the exchange offer agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Fortive, in the manner provided below; and

•	within two New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery, the exchange offer agent must receive (i) (A) certificates representing all physically tendered shares of Fortive common stock and (B) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Fortive common stock in the exchange offer agent’s account at The Depository Trust Company; (ii) a Letter of Transmittal for shares of Fortive common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (iii) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of Fortive common stock) may transmit the notice of guaranteed delivery by e-mail transmission or mail it to the exchange offer agent. If you hold Fortive common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Lost, Stolen, Destroyed or Mutilated Certificates

If your certificate(s) representing shares of Fortive common stock have been lost, stolen, destroyed or mutilated and you wish to tender your shares, you should promptly call Computershare at (800) 546-5141 regarding the requirements for replacement of the certificate. You will also need to post a surety bond for your lost shares of Fortive common stock. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, destroyed or mutilated certificates have been followed. You are urged to contact Computershare immediately to ensure timely processing of the documentation.

The information agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Telephone: (800) 515-4479

Email: ftv@dfking.com

MANUALLY SIGNED E-MAILED COPIES OF THE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OF FORTIVE CORPORATION OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE EXCHANGE OFFER AGENT AT ONE OF ITS ADDRESSES SET FORTH BELOW.

The exchange offer agent and transfer agent for the exchange offer is:

By First Class Mail:	By Registered or Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attn: Corp Actions	Attn: Corp Actions
P.O. Box 43011	250 Royall Street
Providence RI 02940-3011	Suite V
Canton, MA 02021